Exhibit 4

                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made this 1st day of May, 2003 by and among Repligen Corporation, a Delaware corporation (the "Company"), and the investors named in the attached Schedule I (each an "Investor" and collectively, the "Investors").

            WHEREAS, the Company desires to issue and sell to the Investors, and the Investors desire, severally and not jointly, to acquire up to an aggregate of 2,500,000 shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), for an aggregate consideration of up to $12.5 million, subject to the terms and conditions herein;

            WHEREAS, the Company and the Investors desire to set forth certain matters to which they have agreed relating to the Shares; and

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                         ISSUANCE OF SECURITIES; CLOSING

            Section 1.1 Authorization of Shares. Subject to the terms and conditions of this Agreement, the Company has authorized the issuance of the Shares pursuant to this Agreement.

            Section 1.2 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company at the Closing, at a purchase price of $5.00 per share (the "Share Price"), the number of shares of Common Stock set forth opposite the name of such Investor under the heading "Number of Shares" on Schedule I, at the aggregate purchase price set forth opposite the name of such Investor under the heading "Aggregate Purchase Price" on Schedule I, payable as set forth in Section 1.3 of this Agreement.

            Section 1.3 Delivery of the Shares at Closing. The completion of the purchase and sale of the Shares (the "Closing") shall occur at 10:00 a.m. on Thursday, May 1, 2003 (the "Closing Time") at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110 (such date, the "Closing Date"). At the Closing, the Company shall cause its transfer agent to deliver to each Investor, as soon as possible thereafter, one or more stock certificates, registered in the name of each Investor or its respective nominee(s), representing the number of Shares set forth opposite such Investor's name under the heading "Number of Shares" on Schedule I hereto with respect to such Investor, each such certificate to be registered in the name of such Investor. As used in this Agreement, "Business Day" means any day other than Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or required by law to remain closed.

            The Company's obligation to issue the Shares to each Investor shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of a wire transfer of immediately available funds in the amount set forth opposite such Investor's name under the heading "Aggregate Purchase Price" on Schedule I hereto at or prior to the Closing Time; (b) completion of the purchase and sale under this Agreement for an aggregate of at least 2,500,000 Shares to Investors at the Share Price herein; provided that all such funds being paid as consideration for such 2,500,000 Shares at the Share Price shall have been received by the Company (and each such Investor thereto shall have executed and delivered this Agreement to the Company) at or prior to the Closing Time and (c) the accuracy of the representations and warranties made by such Investor as of the date hereof and the Closing Date and the fulfillment of those undertakings of such Investor to be fulfilled prior to the Closing. For the avoidance of doubt, in the event an Investor has executed this Agreement but has not paid the Company all of the consideration to purchase such Shares by the Closing Time, such Investor shall be excluded from the Closing and such Investor's right to purchase the Shares shall terminate as of the Closing Time.

            Each Investor's obligation to purchase the Shares shall be subject to the following conditions, any one or more of which may be waived by such
Investor: (a) the accuracy of the representations and warranties of the Company as of the date hereof and on the Closing Date and (b) the Investors shall have received (or an agent on their behalf, it being understood Schulte Roth & Zabel LLP, is acceptable) an opinion of Testa, Hurwitz & Thibeault, LLP, counsel for the Company, substantially in the form of Exhibit A hereto.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as disclosed in the SEC Reports (as defined below), the Company hereby represents and warrants to the Investors that the following are true and correct as of the date of this Agreement:

            Section 2.1 Organization and Standing of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to enter into, deliver, and perform its obligations and undertakings under this Agreement. The Company is duly authorized to conduct business and is in good standing in every jurisdiction in which such qualification is necessary. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Other than Repligen Development Corporation, a wholly-owned subsidiary of the Company, the Company does not, directly or indirectly, own a majority of the common stock or other similar interest in any corporation or other entity. Repligen Development Corporation is not a "significant subsidiary" as that term is defined in Rule 1-02 of Regulation S-X.

            Section 2.2 Capitalization. The Company's entire authorized capital stock consists of 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock") of which 40,000 share are designated as Series A Junior Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock").


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

As of March 31, 2003 there were outstanding 27,338,973 shares of Common Stock and no shares of Preferred Stock. As of March 31, 2003, the Company had reserved 3,645,765 Shares of Common Stock for issuance pursuant to outstanding warrants and its employee and director stock option plans. All such outstanding shares are validly issued, fully paid, and non-assessable. Other than such warrants and options, and preferred stock purchase rights pursuant to the Rights Agreement dated as of March 3, 2003, between the Company and American Stock Transfer & Trust Company, the Company does not have outstanding any option, warrant, purchase right, subscription right, stock appreciation right, phantom stock right, profit participation right, agreement, or other commitment to issue or to acquire any shares of its capital stock, or any securities or obligations convertible into or exchangeable for its capital stock, and the Company has not given any person any right to acquire from the Company or sell to the Company any shares of its capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

            Section 2.3 Validity of this Agreement. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder, and the issue, sale, and delivery of the Shares, have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except to the extent the indemnification and contribution agreements of the Company herein may be legally unenforceable.

            Section 2.4 Governmental Consent, etc. Except for (i) filings, consents, permits, approvals, orders, registrations and authorizations, which will be obtained by the Company prior to the Closing, (ii) the filing of a Form D with the SEC, and (iii) registration of the Shares pursuant to Section 4.1 hereof, no consent, approval, authorization, or other order of, action by, filing with, or notification to any court, governmental agency or any regulatory or self-regulatory agency or any other Person is required in connection with the execution, delivery, and performance of the Agreement, or the offer, issue, sale or delivery of the Shares pursuant to the Agreement, or the consummation of any other transactions contemplated hereby. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or listing requirements of the Nasdaq National Market (the "Principal Market") and has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. The Common Stock has been designated for quotation or listed on the Principal Market; trading in the Common Stock has not been suspended by the SEC or the Principal Market; and the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market.

            Section 2.5 No General Solicitation. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares.


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

            Section 2.6 No Integrated Offering. None of the Company, any of its affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Shares under the Securities Act of 1933, as amended (the "Securities Act") or cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market. None of the Company, its affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings.

            Section 2.7 Valid Issuance of Shares. When issued and delivered against payment therefor in accordance with the terms and conditions of this Agreement, the Shares shall be (i) duly authorized and validly issued, fully paid and non-assessable and (ii) not subject to any preemptive rights, liens, transfer taxes, claims or encumbrances, or other restrictions on transfer or other agreements or understandings with respect in the voting of the Common Stock.

            Section 2.8 SEC Reports. The Common Stock and the Series A Preferred Stock are each registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Copies of all reports, schedules, forms, registration statements and other documents filed by the Company with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act during the period from March 31, 2002 to the date of this Agreement (including, without limitation, the Current Report on Form 8-K filed by the Company of the date hereof regarding the arbitration proceeding between the Company and ChiRhoClin, Inc.) including all exhibits, financial statements and schedules thereto and documents incorporated by reference therein (the "SEC Reports") have been furnished or are publicly available to the Investors. The Company has filed in a timely manner all SEC Reports that the Company was required to file under the Exchange Act during the period from March 31, 2001 to the date hereof. Such SEC Reports complied in all material respects with the SEC's requirements as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under where they were made not misleading.

            Section 2.9 Financial Statements. The audited financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2002, including the notes relating thereto, disclose all material liabilities of the Company as of the date thereof. Except as noted therein, such financial statements, as well as the unaudited financial statements of the Company contained in the Company's Quarterly Report on Form 10-Q for the period ended December 31, 2002, including the notes relating thereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Said financial statements and related notes fairly present the financial position and the results of operations and cash flow of Company as of the respective dates thereof and for the periods indicated. Since December 31, 2002, there has not been any material adverse change in the business, financial condition or results of operations of the Company, except as contemplated and set forth in the Company's Form 10-Q for the period ended December 31, 2002.


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

            Section 2.10 No Violation. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder and the issuance, sale, and delivery of the Shares, will not (i) result in a violation of the Company's certificate of incorporation, as amended to date (the "Charter") or the Company's by-laws, as amended to date (the "Bylaws") or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party, or
(iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market) applicable to the Company or by which any of its properties or assets is bound.

            Section 2.11 Securities Laws. All notices, filings, registrations, or qualifications under state securities or "blue sky" laws, which are required in connection with the offer, issue, and delivery of the Shares pursuant to this Agreement, have been, or will be, completed by the Company.

            Section 2.12 Intellectual Property. The Company owns or possesses sufficient rights to use all patents, patent rights, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how (collectively, "Intellectual Property") as are owned or used by it or that are necessary for the conduct of its business as now conducted except where the failure to currently own or possess could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company. The Company has not received any notice of, nor has it any knowledge of, any infringement of or conflict with asserted rights of the Company by others with respect to any Intellectual Property, except as could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company.

            Section 2.13 Regulatory Compliance. The Company currently operates its business in conformity with all applicable laws, rules and regulations of each jurisdiction in which the Company is conducting business, including, without limitation, the United States Food and Drug Administration (the "FDA"), except where the failure to be so in compliance would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company has all necessary licenses, certificates, authorizations, approvals, permits, franchises, orders and consents from all state, federal and other governmental or regulatory authorities including, without limitation, the FDA, which are necessary to the current conduct of their businesses, except where the failure to be so in compliance or to have such licenses could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company.

            Section 2.14 General Compliance. The Company is not in violation of its Charter, Bylaws, or other organizational document, and the Company is not in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, could be reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Company.

            Section 2.15 Legal Proceedings. Except for certain litigation matters as set forth in the Company's SEC Reports (including, without limitation, the Company's Quarterly Report on Form 10-Q for the quarters ended December 31, 2002, September 30, 2002, June 30, 2002 and the Company's Annual Report on Form 10-K for the year ended March 31, 2002 under the headings "Legal Proceedings" "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and as set forth in the Company's currents reports on Form 8-K filed on November 12, 2002 and October 21, 2002), there is no legal or governmental proceeding pending or, to the knowledge of the Company, threatened to which the Company or any Subsidiary is or may be a party or of which a material part the business or property of the Company or any Subsidiary may be subject which could be reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries.

            Section 2.16 No Undisclosed Events, Liabilities, Developments or Circumstances. Except as could not be reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company, no event, liability or development has occurred or exists with respect to the Company or its respective business, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on an Annual Report on Form 10-K filed with the SEC as if the Company had filed such Form 10-K on the date hereof and which has not been publicly announced.

            Section 2.17 Application of Takeover Protections; Rights Agreement. Assuming the Investors and their affiliates (as defined in Section 6.4 below) do not beneficially own or control any shares of the Company's Common Stock other than the Shares, and assuming that the purpose of the purchase of the Shares by each Investor is other than as set forth in Section 13(d)(1)(C) of the Exchange Act, as amended, no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Charter or the General Corporation Laws of the State of Delaware is, or would become, applicable to any Investor solely as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Shares and any Investor's ownership of the Shares.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

            Each Investor severally and not jointly hereby acknowledges, represents, warrants, and agrees only with respect to itself as follows:

            Section 3.1 Investor Representations. The Investor represents and warrants to, and covenants with, the Company that: (i) the Investor is an "accredited investor" as defined in Regulation D under the Securities Act and the Investor is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in securities presenting an investment decision like that involved in the purchase of the Shares, including investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares; (ii) the Investor is acquiring the number of Shares set forth on Schedule I hereto in the ordinary course of its business for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares, except pursuant to sales registered, or exempted from registration, under the Securities Act; (iii) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder and the provisions of this Agreement; and (iv) the Investor has relied, in connection with its decision to purchase the number of Shares set forth on Schedule I hereto, solely upon the provisions of this Agreement and independent investigations made by it, and its representatives have been given the opportunity to ask questions of, and to receive answers from, management and other persons acting on behalf of the Company concerning the Company and the terms and conditions of the transactions contemplated by this Agreement, and to obtain any additional information, to the extent such persons possess such information. Notwithstanding the foregoing, the Investor has relied only upon the representations and warranties of the Company set forth in this Agreement, and is not relying on any statement, written or oral, made by or on behalf of the Company in making such investment decision. Subject to Article IV hereof, the Investor understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Investor's investment intent as expressed herein.

            Section 3.2 Compliance With Securities Laws. The Investor hereby covenants with the Company not to make any sale of the Shares without complying with the provisions of applicable securities laws and this Agreement, and without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied or complying with an exemption therefrom, and the Investor acknowledges that the certificates evidencing the Shares will be imprinted with a legend that prohibits their transfer except in accordance therewith.

            Section 3.3 Authority of Investor; Validity of this Agreement. The Investor further represents and warrants to, and covenants with, the Company that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification and contribution agreements of the Investor herein may be legally unenforceable.

            Section 3.4 No Dispositions. Except in compliance with the Securities Act, the Investor will not, (i) prior to the effectiveness of the Registration Statement, sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a "Disposition"), the Common Stock, or (ii) engage in any hedging or other transaction which is designed to or could reasonably be expected to lead to or result in a Disposition of Common

Stock by the Investor or any other person or entity. Such prohibited hedging or other transactions would include, without limitation, effecting, except in compliance with the Securities Act, any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Common Stock or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives a significant part of its value from the Common Stock for a number of shares of Common Stock.

            Section 3.5 Investment Decision by Investor. The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

            Section 3.6 Foreign Sales. The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares, in any jurisdiction outside the United States where action for that purpose is required. Each Investor outside the United States shall comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

                                   ARTICLE IV

                           REGISTRATION OF THE SHARES;
           COMPLIANCE WITH THE SECURITIES ACT; RIGHT OF FIRST REFUSAL

            Section 4.1 Registration Procedures and Expenses. The Company shall:

                  (a) subject to receipt of necessary information from the Investors, use its best efforts to prepare and file with the SEC, within forty-five (45) days after the Closing Date (the "Filing Date"), a registration statement on Form S-3 (or other successor or appropriate form (the "Registration Statement") to enable the resale of the Shares by the Investors from time to time through the automated quotation system of the Principal Market (or such other exchange or trading market on which the Shares are publicly traded, if applicable) or in privately-negotiated transactions; provided that the Filing Date shall be extended for up to an additional fifteen (15) days in the event that the Company has not received within ten (10) Business Days of the Filing Date all information as shall be reasonably requested by the Company in writing within ten (10) Business Days from the Closing Date for use in the Registration Statement; and provided further that the Filing Date shall be extended by at least ten (10) Business Days from the date that the Company has received all such information that the Company has requested in writing within ten (10) Business Days from the Closing Date;

                  (b) submit to the SEC, within two (2) Business Days after the Company learns that no review of the Registration Statement will be made by the staff of the

SEC or that the staff of the SEC has no further comments on the Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than 48 hours after the submission of such request;

                  (c) use its best efforts, subject to receipt of necessary information from the Investors, to cause the Registration Statement to become effective within ninety (90) days after the Closing Date (or one-hundred twenty
(120) days after the Closing Date if the Registration Statement is reviewed by the SEC (the "Effectiveness Deadline");

                  (d) prepare and file promptly with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith (a "Prospectus") as may be necessary to keep the Registration Statement current and effective for a period not exceeding, with respect to each Investor's Shares purchased hereunder, the earlier of (i) the date on which such Investor may sell all Shares then held by such Investor without restriction under Rule 144(k) of the Securities Act, and (ii) such time as all Shares purchased by such Investor hereunder have been sold pursuant to a registration statement (the "Registration Period");

                  (e) furnish to each Investor with respect to the Shares registered under the Registration Statement such number of copies of Prospectuses and preliminary Prospectuses (a "Preliminary Prospectus") in conformity with the requirements of the Securities Act and such other documents as such Investor may reasonably request promptly after receiving such request, in order to facilitate the public sale or other disposition of all or any of the Shares by such Investor;

                  (f) timely file documents required of the Company for blue sky clearance in states specified in writing by each Investor, provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

                  (g) bear all expenses in connection with the procedures in paragraph (a) through (e) of this Section 4.1 and the registration of the Shares pursuant to the Registration Statement; and

                  (h) advise each Investor, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose; and it will promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

            The Company understands that each Investor disclaims being an underwriter, but if any Investor is deemed an underwriter by the SEC, the Company shall not be relieved of any obligations it has hereunder and the Investors agree to discuss in good faith waiver of the time periods contained in 4.1(a)-(c) above in order to permit the Company a reasonable amount of time to comply its requirements under this Article IV in light of such determination of the SEC.

            Section 4.2 Related Obligations. The Company shall (A) permit legal counsel selected by Investors holding at least a majority of the Shares ("Legal Counsel") to review and comment upon (i) a Registration Statement at least five (5) Business Days prior to its filing with the SEC and (ii) all amendments and supplements to all Registration Statements within a reasonable number of days prior to their filing with the SEC, and (B) not file any Registration Statement or amendment or supplement thereto in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of Legal Counsel, which consent shall not be unreasonably withheld or delayed. The Company shall furnish to Legal Counsel, without charge, (i) copies of any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Registration Statement, (ii) promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor and not otherwise available on the EDGAR system, and all exhibits and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with Legal Counsel in performing the Company's obligations pursuant to this Section.

            Section 4.3 Effect of Failure to file and obtain and maintain Effectiveness of Registration Statement. If (i) a Registration Statement covering all the Shares required to be covered thereby and required to be filed by the Company pursuant to this Agreement is (A) not filed with the SEC on or before the Filing Date (a "Filing Failure") or (B) not declared effective by the SEC on or before the Effectiveness Deadline (an "Effectiveness Failure") or (ii) on any day after such Registration Statement has been declared effective by the SEC sales of all the Shares required to be included on such Registration Statement cannot be made (other than during an Allowable Grace Period (as defined in Section 4.4) pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to register sufficient shares of Common Stock) (a "Maintenance Failure"), then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying Shares (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each Investor: (I) on the earlier of the last day of the first 30 day period after a Filing Failure, an Effectiveness Failure and a Maintenance Failure, as the case may be, or on the third Business Day after any such Filing Failure, Effectiveness Failure or Maintenance Failure is cured, an amount in cash equal to the product of (i) the Aggregate Purchase Price multiplied by (ii) 0.01, and (II) on the earlier of last day of each 30 day period after the initial 30 day period after a Filing Failure, an Effectiveness Failure and a Maintenance Failure, as the case may be, or on the third Business Day after any such Filing Failure, Effectiveness Failure or Maintenance Failure is cured, an amount in cash equal to the product of (i) the Aggregate Purchase Price multiplied by (ii) 0.015. In the event the Company fails to make any payments pursuant to this Section 4.3 in a timely manner, such payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

            Section 4.4 Transfer of Shares After Registration; Suspension.

                  (a) Each Investor agrees that it will not effect any Disposition of the Shares or its right to purchase the Shares that would constitute a sale within the meaning of the

Securities Act except as contemplated to be covered by the Registration Statement referred to in Section 4.1 and as described below or under Rule 144 of the Securities Act, and that it will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding the Investor or its plan of distribution of the Shares.

                  (b) Except in the event that paragraph (c) below applies, the Company shall (i) if deemed necessary by the Company, promptly prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide each Investor copies of any documents filed pursuant to Section 4.4(b)(i); and (iii) inform each Investor that the Company has complied with its obligations in Section 4.4(b)(i) (or that, if the Company has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, the Company will notify each Investor to that effect, will use its best efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify the Investor pursuant to Section 4.4(b)(i) hereof when the amendment has become effective).

                  (c) Subject to paragraph (d) below, in the event (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose;
(iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) of any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then the Company shall deliver a certificate in writing to each Investor (the "Suspension Notice") to the effect of the foregoing and, upon receipt of such Suspension Notice, such Investor will refrain from selling any Shares pursuant to the Registration Statement (a "Suspension") until the Investor's receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In the event of any Suspension, the Company will use its best efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable within ten (10) Business Days after the delivery of a Suspension Notice to each Investor. In addition to and without limiting any other remedies (including, without limitation, at law or at equity), available to each Investor, such Investor shall be entitled to specific performance in the event that the Company fails to comply with the provisions of this Section 4.4(c).

                  (d) Notwithstanding the foregoing paragraphs of this Section 4.4, each Investor shall not be prohibited from selling Shares under the Registration Statement as a result of Suspensions on more than two (2) occasions of not more than fifteen (15) days each in any twelve-month period (each, an "Allowable Grace Period").

                  (e) Provided that a Suspension is not then in effect, each Investor may sell Shares under the Registration Statement, provided that such Investor arranges for delivery of a current Prospectus to the transferee of such Shares. Upon receipt of a request therefor, the Company shall promptly provide an adequate number of current Prospectuses to each Investor and supply copies to any other parties requiring such Prospectuses.

            Section 4.5 Indemnification. For the purpose of this Section 4.5 only:

            (i) the term "Selling Stockholder" shall include each Investor, any affiliate of such Investor and the directors, officers, partners, members, employees, agents, representatives of, and each Person, if any, who controls, any Investor within the meaning of the Securities Act;

            (ii) the term "Registration Statement" shall include any final Prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 4.1 or in any filing made in connection with the qualification of the offering under the securities or other "blue sky" laws of any jurisdiction in which Shares are offered;

            (iii) the term "untrue statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the case of any Prospectus, in the light of the circumstances under which they were made, not misleading; and

            (iv) the term "violation" shall mean (i) any untrue statement of a material fact contained in the Registration Statement, (ii) any failure to fulfill any undertaking included in the Registration Statement, (iii) any violation or alleged violation of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Shares pursuant to a Registration Statement or (iv) any breach of or failure to comply with any representation, warranty, agreement or covenant made in this Agreement.

                  (a) To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Selling Stockholder from and against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys' fees, amounts paid in settlement or expenses, joint or several (collectively, "Claims") incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto ("Indemnified Damages"), to which such Selling Stockholder may become subject (under the Securities Act or otherwise) insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, or are based upon any Violation of the Company and the Company will reimburse (as such expenses are incurred and without duplication under any other provision of this subparagraph (a)) such Selling Stockholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, or preparing to defend any such action, proceeding or claim, provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Stockholder specifically for use in preparation of the Registration Statement or the failure of such Selling Stockholder to comply with its covenants and agreements contained herein or applicable securities laws, respecting the sale of the Shares or an untrue statement in any Prospectus that is corrected in any subsequent Prospectus that was delivered to such Selling Stockholder prior to the relevant sale or sales by such Selling Stockholder.

                  (b) To the fullest extent permitted by law, each Investor will and hereby does severally and not jointly indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) against any Claim or Indemnified Damages to which any of them may become subject (under the Securities Act or otherwise), insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation of such Investor, in each case to the extent and only to the extent that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Investor specifically for use in preparation of the Registration Statement; and subject to Section 4.5(c), such Investor will reimburse (as such expenses are reasonably incurred and without duplication under any other provision of this subparagraph (b)) the Company (or such officer, director, affiliate or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such Claim; provided, however, that the indemnity agreement contained in this Section 4.5(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld or delayed.

                  (c) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 4.5, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 4.5 (except to the extent that such omission materially and adversely affects the indemnifying party's ability to defend such action) or from any liability otherwise than under this Section 4.5. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld or delayed. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

                  (d) If the indemnification provided for in this Section 4.5 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any Claims or Indemnified Damages referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims or Indemnified Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the indemnifying party on the one hand or an indemnified party on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Investors were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Investor shall be required to contribute any amount in excess of the amount by which the net amount received by such Investor from the sale of the Shares to which such loss relates exceeds the amount of any damages which such Investor has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (e) The parties to this Agreement hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations regarding the provisions hereof including, without limitation, the provisions of this Section 4.5, and are fully informed regarding said provisions. They further acknowledge that the provisions of this Section 4.5 fairly allocate the risks in light of the ability of the parties to investigate the Company and its business in order to assure that adequate disclosure is made in the Registration Statement as required by the Securities Act and the Exchange Act. The parties are advised that federal or state public policy as interpreted by the courts in certain jurisdictions, may be contrary to certain of the provisions of this Section 4.5, and the parties hereto hereby expressly waive and relinquish any right or ability to assert such public policy as a defense to a claim under this Section 4.4 and further agree not to attempt to assert any such defense.

            Section 4.6 Termination of Conditions and Obligations. The conditions precedent imposed by Article III or this Article IV upon the transferability of the Shares shall cease and terminate as to any particular number of the Shares when such Shares shall have been sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Shares or at such time as an opinion of counsel reasonably satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

            Section 4.7 Right of First Refusal.

                  (a) Right of First Refusal. With the prior written consent of the Investors, the Company shall not issue or sell for cash any shares of Common Stock to one or more institutional financial investors in a private placement until the date that is 14 days after the Registration Statement is declared effective by the SEC. Thereafter, the Company shall not issue or sell for cash any shares of Common Stock to one or more institutional financial investors in a private placement unless the Company shall have first offered to sell such securities (the "Offered Securities") to the Investors (each an "Offeree" and collectively, the "Offerees") as follows: each Offeree shall have the right to purchase any portion up to twenty-five percent (25%) of the number of the Offered Securities (the "Pro Rata Amount"), at a price and on such other terms as shall have been specified by the Company in writing delivered to such Offeree (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of ten (10) Business Days from receipt of the Offer. Each Offeree shall have the right to transfer its right to purchase Offered Securities or part thereof to any person (i) who is an Investor and (ii) who is an "affiliated person", as that term is defined in the Investment Company Act of 1940, of an Investor.

                  (b) Notice of Acceptance. Notice of each Offeree's intention to accept, in whole or in part, any Offer made pursuant to Section 4.5(a) shall be evidenced by a writing signed by such Offeree and delivered to the Company prior to the end of the ten-day period of such offer, setting forth such of the Offeree's Pro Rata Amount as such Offeree elects to purchase (the "Notice of Acceptance").

                  (c) Conditions to Acceptances and Purchase.

                        (i) Permitted Sales of Refused Securities. In the event that Notices of Acceptance are not timely given by the Offerees in respect of all the Offered Securities, then, as to each Offeree who has not timely delivered a Notice of Acceptance to the Company and the Offered Securities not covered by a Notice of Acceptance, such Offeree's rights under this Section 4.7 shall be deemed to have been irrevocably waived by such Offeree as to the subject transaction or the remaining Offered Securities, as the case may be, and the Company shall have ninety (90) days from the expiration of the period set forth in Section 4.7(a) to close the sale of all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Offerees (the "Refused Securities") to the Person or Persons specified in the Offer, but only for cash and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other Person or Persons or less favorable to the Company than those set forth in the Offer.

                        (ii) Reduction in Amount of Offered Securities. In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4.7(c)(i) above), then each Offeree may, at its sole option and in its sole discretion, reduce the number of, or other units of the Offered Securities specified in its respective Notices of Acceptance to an amount which shall be not less than the amount of the Offered Securities which the Offeree elected to purchase pursuant to Section 4.5(b) multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Offeree so elects to reduce the number or amount of Offered Securities specified in its respective Notices of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Offerees in accordance with Section 4.7(a).

                        (iii) Closing. Upon the closing, which shall include full payment of the purchase price for the Offered Securities to the Company in immediately available funds, of the sale to such other Person or Persons of all or less than all the Refused Securities, the Offerees shall purchase from the Company, and the Company shall sell to the Offerees, the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to
Section 4.7(c)(ii) if the Offerees have so elected, upon the terms and conditions specified in the Offer. The purchase by the Offerees of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Offerees of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Offerees and their respective counsel.

                  (d) Termination of Right of First Refusal; Waiver. The rights of the Offerees under this Section 4.7 shall terminate on December 31, 2003; provided, however, that the rights of the Investors pursuant to this Section 4.7 to participate in any given transaction subject to this Section 4.7 may be waived, including the right to receive the Offer pursuant to Section 4.7(a), as to all of such Investors as to such transaction by the affirmative vote or written consent of holders of at least a majority in interest of the then outstanding Shares held by the Investors, and any such waiver shall be binding on all Investors as to such transaction, even if any of such Investors do not execute such waiver. In the event that the provisions of this Section 4.7 are waived in accordance with the preceding proviso in a transaction which is subject to the provisions of Section 4.7 hereof, the Company shall not be required to (i) issue or sell any Offered Securities in connection with such transaction to any Offeree, whether or not such Offeree has executed a waiver in connection with such transaction, and (ii) be required to Offer any Offered Securities in connection with such transaction to any Offeree.

            Section 4.8 Form D. The Company agrees to file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to each Investor promptly after such filing.

            Section 4.9 Reporting Status. Until the date on which the Investors shall have sold all the Shares or none of the Shares remain outstanding, or, if earlier, until such time as the Shares can be sold without restriction pursuant to Rule 144(k) (the "Reporting Period"), the Company shall file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

            Section 4.10 Nasdaq Listing. The Company shall promptly secure the listing of all of the Shares upon the Principal Market (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Shares. The Company shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this
Section 4.10.

            Section 4.11 Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York time, on the first trading day following the Closing Date, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act, and attaching this Agreement as exhibits to such filing (including all attachments, the "8-K Filing"). From and after the filing of the 8-K Filing with the SEC, no Investor shall be in possession of any material, nonpublic information received from the Company, or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its officers, directors, employees and agents, not to, provide any Investor with any material nonpublic information regarding the Company from and after the filing of the 8-K Filing with the SEC without the express written consent of such Investor. In the event of a breach of the covenant contained in the foregoing sentence by the Company, or any of its officers, directors, employees and agents, in addition to any other remedy provided herein, an Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material nonpublic information without the prior approval by the Company, or any of its officers, directors, employees or agents. No Investor shall have any liability to the Company, or any of its officers, directors, employees, shareholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor any Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

                                   ARTICLE V

                                    SURVIVAL

            Section 5.1 Survival. Notwithstanding any examination made by or on behalf of any party hereto, the knowledge of any party or the acceptance by any party of any certificate or opinion, each representation and warranty contained herein shall survive the Closing and shall be fully effective and enforceable for three years after the Closing, and each covenant contained herein shall survive the Closing and shall be fully effective and enforceable except to the extent otherwise limited pursuant to the terms thereof. Notwithstanding the foregoing, the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.7 and 3.3 shall survive indefinitely.

                                   ARTICLE VI

                                  MISCELLANEOUS

            Section 6.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designated by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by facsimile transmission, (iii) sent by overnight courier, or (iv) sent by certified or registered mail, return receipt requested, postage prepaid.

If to an Investor:    The address specified for such Investor on Schedule I.

With a copy to:       Schulte Roth & Zabel LLP
                      919 Third Avenue
                      New York, NY 10022
                      Attention: Eleazer Klein, Esq.
                      Facsimile: (212) 593-5955

If to the Company:    Repligen Corporation
                      41 Seyon Street, Bldg. 1., Suite 100
                      Waltham, MA 02453
                      Attention: Chief Executive Officer
                      Facsimile: 781-250-0115

With a copy to:       Testa, Hurwitz & Thibeault, LLP
                      125 High Street
                      Boston, MA 02110
                      Attention: Lawrence S. Wittenberg, Esq.
                      Facsimile: 617-248-7100

All notices, requests, consents and other communications hereunder shall be deemed to have been given together (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above;
(ii) if by facsimile transmission, one (1) day after the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; (iii) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the courier service; or (iv) if sent by certified or registered mail, on the 3rd Business Day following the day such mailing is made.

            Section 6.2 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

            Section 6.3 Amendments. The terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure therefrom granted, only by written consent of the Company and the Investors holding at least 50.1% of the Shares then held by all Investors. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

            Section 6.4 Assignment. The rights and obligations under this Agreement may not be assigned by any party hereto without the prior written consent of the Company and Investors holding in the aggregate at least 50.1% of the Shares then held by all Investors, which consent shall not be unreasonably withheld or delayed, except that an Investor may transfer its rights and obligations to an "affiliate" (as such term is defined under Rule 144 under the Securities Act) of such Investor.

            Section 6.5 Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.

            Section 6.6 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with (i) the Delaware General Corporation Law with respect to matters within the scope thereof, and (ii) the internal laws of the State of New York with respect to all other matters, without giving effect to the conflict of law principles thereof.

            Section 6.7 Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be invalid or unenforceable under applicable law, then such provision shall be deemed limited to the extent that such court deems it valid and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly invalid or unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

            Section 6.8 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or constructions of any of the terms or provisions hereof.

            Section 6.9 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

            Section 6.10 Expenses. Except as provided in Section 4.1(f) or
Section 4.5 and except for $10,000 of expenses of the Investors to be paid by the Company (by having the Investors net-fund this amount from the Aggregate Purchase Price delivered at the Closing), each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

            Section 6.11 Brokers. Except for Rodman & Renshaw, Inc., each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other. Each of the parties hereto agrees to indemnify and save the other harmless from any claim or demand for commission, or for other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

            Section 6.12 Counterparts. This Agreement may be executed in one or more counterparts (including counterparts executed and delivered by facsimile, which shall be treated as counterparts executed and delivered manually), and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            Section 6.13 Further Assistance. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Company and each Investor will take such further action as the other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification under Article IV).

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                                     - 20 -

            IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first above written.

                                        REPLIGEN CORPORATION

                                        By: /s/ Walter Herlihy
                                            ------------------------------------
                                            Name: Walter C. Herlihy
                                            Title: Chief Executive Officer


                                        INVESTOR

                                        THE RIVERVIEW GROUP, LLC

                                        By: /s/ Israel Englander
                                            ------------------------------------
                                            Name: Israel Englander
                                            Title: Managing Member

                                        Address:

                                            666 Fifth Avenue, 8th Floor
                                            New York, NY 10103

                                            Tel: (212) 841-4100
                                            Fax: (212) 841-4141

                                            ____________________________________
                                            Tax identification number

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A:   Opinion of Testa, Hurwitz & Thibeault, LLP

Schedule I:  List of Investors

                                   SCHEDULE I

                                    Investors

                                                                  Aggregate
Name and Address of Investors            Number of Shares       Purchase Price
--------------------------------------------------------------------------------
The Riverview Group, LLC                     2,500,000          $12,500,000.00
666 Fifth Ave, 8th Floor
New York, NY  10103
                                             ---------          --------------
                                Total:       2,500,000          $12,500,000.00
                                             =========          ==============


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